Exhibit 14.1

HIGHMARK

Code of Business Conduct...

Working with Integrity

Eye Care Centers of America, Inc.

Highmark Code of Business Conduct

Table of Contents

A Message from the Chairman of the Board, President and the Corporate Compliance Officer	1
Introduction	2
Mission and Values Statements	2
Corporate Values	2
Principles of Integrity	3
Ethical Leadership and Accountability	4
Employee’s Obligations to Highmark	5
Legal and Regulatory Compliance	5
Government Relations	6
Proper Use of Company Assets	7
Accurate and Timely Records and Financial Reporting	8
Contractual Obligations	9
Conflicts of Interest	10
Trade Secrets, Competitive and Confidential Health and Financial Information	10
Marketing Practices	11
Customer and Supplier Relationships	12
Our Obligations as a Medicare and Government Contractor	14
Guidelines for Medicare and Government Programs	14
Dealing with Excluded or Ineligible Persons	15
Bidding on Government Contracts	15
Purchasing and Procurement Compliance	16
Making Statements and Representations to the Government	16
Keeping Accurate Records	17
Allocating Appropriate Costs to Medicare and Government Contracts	17
Accepting or Offering Kickbacks and Gifts	18
Hiring Former and Current Government Employees	19
Treatment of Fellow Employees	20
Diversity	20
Equal Employment Opportunity	20
Employees/Applicants with Disabilities	20
Harassment-Free Work Environment	21
Safe and Healthy Work Environment	21
The Company’s Integrity Program Structure	22
Corporate Compliance Officer and Integrity Office	22
The Integrity Process is a Shared Responsibility	22
Personal Obligation to Report	23
Protection from Retaliation	23
Disciplinary Action	23
Resource Guide and Reporting Concerns	24
Reporting Method	24
Contacting the Integrity Office	24
Key Points In Making Our Process Work	25

Highmark Code of Business Conduct

Message

Dear Highmark Colleague:

Highmark’s mission is to ensure access to affordable, quality health care enabling individuals to lead longer, healthier lives. We do this through the innovative products, programs, and services we provide throughout Pennsylvania and the nation. In carrying out this mission, we strive to preserve the tradition and reputation that Highmark has built upon its high ethical standards.

Building a strong reputation is difficult, but losing it is easy. That is particularly true today as the health care industry, including health insurers, is under increasing scrutiny. Questionable or unlawful acts quickly erode public confidence, causing our customers to lose trust in us.

At Highmark, we embrace our Corporate Values. We recognize that it is not enough to merely comply with laws and regulations but imperative to abide by the highest ethical standards in serving our constituents and community. Therefore, it is important that we do not lose sight of one basic principle of integrity—”We care not only for the end result but how it is obtained.” This means conducting ourselves with integrity in everything we do.

The responsibilities and expectations found in the Code of Business Conduct are not new. Highmark’s Code of Business Conduct forms the backbone of our ethical culture. In fact, over the years it has become the cornerstone of Highmark’s commitment to integrity and one of Highmark’s core values.

All concerns deserve proper attention, no matter how small they are. If you are unsure about what to do in a given situation, you are encouraged to consult with your management. You may also contact the Integrity Office using the resources outlined in this booklet. We are counting on your assistance in preserving and strengthening our long tradition as an ethical organization.

Kenneth R. Melani, M.D.

President and Chief Executive Officer

J. Robert Baum

Chairman of the Board

Highmark Inc.

Michael A. Romano

Senior Vice President and

Corporate Compliance Officer

Highmark Code of Business Conduct

Introduction

The Highmark Code of Business Conduct (“the Code”) is designed to provide a clear guidance of the business conduct expected of all employees. Our Code reflects the company’s commitment to the highest standards of ethical business conduct. This Code, which is part of the broader Integrity Process, provides guidance to all Highmark employees in carrying out our daily activities within appropriate ethical and legal standards. These obligations apply to all our relationships with our members, suppliers, and each other.

The Code establishes a process to ensure that we all comply with our legal and ethical responsibilities and requirements, and that no one is forced to act in an unethical manner. In addition, the Code is intended to reinforce the principle that each and every one of us, including senior management, officers, and the Board of Directors of Highmark, has a responsibility to help ensure that, as a company, Highmark operates legally and ethically in its business conduct.

The Highmark Code of Business Conduct points us down the right path when we encounter specific work situations.

Mission Statement

Provide access to affordable, quality health care, enabling individuals to live longer, healthier lives.

Corporate Values

•     United in our mission

•     Dedicated to excellence

•     Committed to integrity

•     Focused on our customers, employees and communities

Highmark’s Integrity Process sets the ethical tone for conducting business and creates a corporate culture that enhances the reputation of the company. The Integrity Process also includes the Principles of Integrity and the Code.

Highmark Code of Business Conduct

Principles of Integrity

The Principles of Integrity serve as a path to what is proper in most work situations, regardless of the job at hand. Use them as your primary road map to be successful at Highmark.

•     Personal and professional integrity is and has been our most important attribute;

•     We care not only for the end result but how it is obtained;

•     We are honest and forthright. We observe all laws and regulations. But lawful behavior is not enough; ethical behavior is our standard;

•     We trust and rely on our instincts to tell us that something is not quite right;

•     Customer, provider and vendor relations are the cornerstones of our business. They must be built upon credibility and mutual respect;

•     We demand ethical conduct in all of our activities; and,

•     We always do the right thing.

Highmark Code of Business Conduct

Ethical Leadership and Accountability

Ethical leadership at Highmark begins with the Board of Directors and senior leaders setting the ethical direction. By incorporating “integrity” as one of Highmark’s Corporate Values, our leaders aspire to maintain a corporate culture that not only embraces the principle of doing the right things, but also doing things the right way.

Management at all levels has the responsibility to set the tone so that all employees understand what it means to work with integrity. Accomplishments are measured by more than just achieving results. We expect our management to lead ethically by example. We must hold all employees accountable for performing their jobs with integrity, rewarding those who do the right thing, and educating those who do not.

Every officer, director, and employee, regardless of position or status, is accountable for complying with the Code, Highmark’s policies and the law.

Highmark Code of Business Conduct

Employee’s Obligations to Highmark

Legal and Regulatory Compliance

Strict Compliance with All Applicable Laws and Regulations

The activities of Highmark and each of its officers, directors, and employees must be carried out in accordance with applicable laws, rules, regulations, the Code, and other Highmark-related policies and procedures.

Federal and state laws, rules, and regulations may include matters such as licenses, product approval, and rate filings with the Insurance Department, intellectual property laws, accreditation, record keeping, access to records, confidentiality, privacy of protected health information, and government program requirements.

Violations of laws, rules, or regulations may subject us to individual civil or criminal liability, as well as to disciplinary action. Such individual violations may also subject Highmark to civil or criminal liability or the loss of business.

It is in everyone’s best interests to know and comply with our legal obligations.

Intellectual Property Laws and Software License Agreements

It is critical that we understand the rules governing the use of intellectual property and abide by Highmark’s obligations under the software licensing agreements to which the company is bound.

Highmark licenses computer software from a variety of suppliers. Most of our software license agreements contain restrictions regarding the use of software.

This means that employees are prohibited from copying, downloading, or reproducing software for personal use.

In addition, we are required to avoid creating or loading any unauthorized copies of software programs into Highmark’s computer

Highmark Code of Business Conduct

system. The use of unlicensed software by the company could subject Highmark to significant financial penalties and possible civil and criminal penalties.

License and Certification Renewals

Those of us in positions which require professional, vocational, or business licenses, certifications, or other credentials are responsible for maintaining the current status of our credentials and will comply at all times with federal and state requirements applicable to our disciplines.

Government Relations

Political Activities

Federal law restricts the use of corporate funds in connection with federal elections. There are similar laws in many states, including Pennsylvania, governing state and local elections. Highmark corporate funds cannot be contributed directly or indirectly to individual political campaigns or political parties. Additionally, Highmark is prohibited from using company resources or facilities to support fundraising activities of candidates for office, with a few exceptions. This prohibition includes using employee time, office supplies, food services, and purchases of prizes for fundraisers.

Highmark operates a political action committee. The law permits corporations to establish such committees, usually referred to as PACs. All exempt level employees of Highmark are eligible to join the PAC and make voluntary contributions to it. Funds contributed to the PAC are permitted for contributions to candidates for office.

As an individual, we may, of course, choose to participate in the political process on our own time and in the manner we choose. Highmark cannot and will not reimburse employees for any personal activities or personal political contributions.

Interacting with Government Personnel

Federal and state government officials may rely upon the accuracy of oral and written statements made by Highmark and its employees. It is a violation of the law for any employee to knowingly make a false or misleading statement to a government official or auditor in connection with a government program. In every instance, it is the obligation of Highmark and all of its employees to provide accurate and complete statements to the government.

Highmark Code of Business Conduct

Interacting with Foreign Government Personnel

Corruption can distort the marketplace and erode public confidence. There are United States laws that address this concern. Specifically, the Foreign Corrupt Practices Act (FCPA) imposes criminal penalties on American enterprises that bribe officials of foreign governments. The FCPA prohibits payments of, promises of pay, or authorizations to pay, money, gifts or anything of value to officials of foreign governments, in order to obtain or retain business. Payments or gifts to a third party while knowing that all or part of the money or gifts will be offered to such official are also prohibited.

Highmark is committed to conduct ethical business practices free from unfair inducement among its employees not only in the United States, but also throughout the world. Those of us with a responsibility in international operations must be familiar and comply with the FCPA and with similar laws that govern our operations in countries in which we conduct business. If there is any uncertainty, the Law Department should be consulted for advice.

Proper Use of Company Assets

By efficiently using Highmark’s assets only for business-related purposes, we can deliver our products and services more cost effectively. Company assets include such things as people, equipment, inventory, corporate funds, and office supplies as well as intangible items such as concepts, business strategies and plans, financial data, intellectual property rights, and other business information. Highmark employees, officers, and directors are prohibited from using company property, information, or position for personal gain.

Telephones, Cell Phones, Voicemail, Fax Machines, E-mail

Electronic communication systems are valuable assets that must be safeguarded against abuse or unauthorized access. As such, they are subject to management review and can be subpoenaed to serve as evidence in a court of law.

Highmark Code of Business Conduct

Passwords

It is important to maintain the confidentiality of passwords, as they are unique to you. If someone signs onto a system using your ID and password and has tampered with or destroyed confidential or proprietary information, you will be held responsible. This means that you should not even share them with your supervisor or manager. Protecting passwords ultimately protects our customers, our company, and you.

Accurate and Timely Records and Financial Reporting

All of our customers, whether they are the government or private business contracts, depend upon our information to make sound decisions. Maintaining information and records accurately and completely is vital to the success of Highmark’s business. A record is defined as a book, document, accounting procedure and practice, or any other data, regardless of the type or form; for example, written or computer data. Records may contain financial or operations data.

Good business practice and state and federal laws require us to accurately keep our books and records to reflect the true nature of the transactions represented. Consequently, in all of our operations, it is against company policy, and possibly illegal, for any employee to cause any Highmark documentation and financial records to be inaccurate or misleading in any way or for any reason.

We are also obligated to accurately and truthfully document our work and to not make false or misleading oral or written statements regarding our performance. This includes, but is not limited to, formal certifications, claims, time sheets, production standards, quality control, expense reports, and financial statements. Highmark employees, officers, and directors are prohibited from taking any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in an audit of the financial statements of any Highmark company.

When completing expense reports and financial statements it is important to appropriately allocate the appropriate costs to the respective product lines in order to appropriately price our products and services. Additional considerations must be given to government programs in terms of the allowability, allocability, and reasonableness of incurred costs.

Highmark Code of Business Conduct

Loss of data or incomplete or inaccurate records could lead to a challenge of the integrity of our programs and could affect or lessen Highmark’s reputation. Uniformity in retaining records throughout our company is essential.

Contractual Obligations

Our customers include individuals, local, state and federal government, and private businesses. We are contractually bound with our customers and all of them expect our products and services to meet the requirements as outlined in their contracts. We, therefore, must carry out all of our business contracts in accordance with the terms of those contracts and we must strive to ensure that accurate and complete information is provided when negotiating and administering them.

Clear and Concise Procedures

Departmental procedures should be established and periodically reviewed to ensure that they accurately reflect our processes and our contractual obligations. It is important that these policies are current and reflect actual processes and procedures. Policies and procedures must be written in such a way that employees know their obligations and responsibilities.

Procurement of Goods and Services

Those of us involved in purchasing or the bidding process of private or government business must ensure that communications and representations made to prospective suppliers and customers are true and accurate. If government funding is involved, always consult with Corporate Procurement to ensure compliance with their procedures. As a government contractor, we must comply with certain unique requirements such as prior notification and approval when purchasing amounts exceed certain dollar thresholds.

Doing Business with the Government

We must be particularly careful with respect to our responsibilities under the government contracts. Cost and pricing data provided in connection with government proposals and contracts must be current, complete, and accurate. It is a violation of federal laws to make fraudulent claims or statements to the government or to alter documents being processed in connection with claims against the government. Any violation of these federal laws could result in disbarment, sanction, or exclusion from doing business with the government.

Highmark Code of Business Conduct

Conflicts of Interest

Conflicts of interest may arise when outside personal interests, employment, or affiliations influence or appear to influence business decisions. Employees, officers, and directors are encouraged to avoid situations where personal interests may conflict or compete with the interests of Highmark. Business affiliations and financial interests by immediate family members, or by persons with whom the employee, officer or director has a close personal relationship, may also create a possible conflict of interest. To further ensure independent decision making, Highmark shall not directly or indirectly, including through any subsidiary, extend or maintain credit, arrange for the extension of credit, or renew an extension of credit in the form of a personal loan to or for any director or executive officer.

The Integrity Office distributes an annual Conflict of Interest Disclosure Statement that must be completed by all employees of Highmark and its wholly owned or majority owned subsidiaries, including all board and committee members. If a conflict is discovered, there may be ways to minimize, reduce, or even eliminate potential conflicts by instituting internal controls and safeguards.

Trade Secrets, Competitive and Confidential Health and Financial Information

All of us are expected to actively safeguard the company’s trade secrets, competitive, and confidential health and financial information from improper disclosure. We must also prevent improper access to trade secrets and confidential information by any other person or company, including our competitors.

Protecting Company Information

Proprietary information and trade secrets include information in which the company has an ownership interest. Some examples are business strategies, marketing, sales, and payment information that could harm the company if released or revealed. Proprietary information or documents must be safeguarded against unauthorized or inadvertent disclosure to internal or external parties.

Highmark Code of Business Conduct

Protected Health Information

Confidential health and financial information concerns inherently personal and private aspects of our subscribers’ lives. Given the particularly sensitive nature of this information, we need to treat all member information, including demographic, health and financial information, with the utmost discretion, confidentiality and respect, while adhering to privacy and security laws.

Government-Owned Information

Certain government contracts, such as the Medicare contracts, prohibit the use of Medicare information or data to further Highmark’s private business endeavors. Release of such data, even to our own subsidiaries or non-Medicare divisions, is considered improper.

Information entrusted to our company by customers should be used appropriately at all times. While relationships with competitors may be informal and casual, the intentional or inadvertent release or exchange of trade secrets, competitive, or medical information may violate anti-trust or confidentiality laws and regulations, and may eventually breach the trust that we have with our customers.

Marketing Practices

Antitrust Laws

The United States antitrust laws are designed to create a level playing field in the marketplace and to promote fair competition. Federal and state antitrust laws are intended to encourage such competition by prohibiting agreements that restrain trade, such as agreements by competitors regarding the price they will charge for their products. Other practices limiting competition, such as agreeing on product characteristics, dividing up markets, “rigging” bids for contracts and agreeing to boycott competitors, or suppliers may also violate the antitrust laws.

Trade associations such as the Blue Cross and Blue Shield Association and other industry groups are, by their very nature, competitors. You must be particularly sensitive about trade association activities that might be construed as leading toward an agreement concerning prices or services.

Highmark Code of Business Conduct

Employees with sales and marketing responsibilities or agents and producers acting on behalf of Highmark are expected to be familiar with the prohibited activities and must be in strict compliance with the applicable antitrust laws.

Gathering Information about Competitors

It is not unusual to obtain public information about other organizations, including our competitors, through legal and ethical means such as public documents, public presentations, journal and magazine articles, and other published information. However, Highmark employees shall, under no circumstances, use improper means, such as theft, bribery, or electronic eavesdropping and infiltration in gathering competitive intelligence.

Marketing and Advertising

Highmark uses marketing and advertising activities to educate the public and increase awareness of our products and services, and to provide information to the community.

Highmark will present truthful, fully informative, and non-deceptive information in these materials and announcements. All advertising materials must be clear as to purpose and honest and fair as to content.

Customer and Supplier Relationships

Striving to maintain straightforward business relationships with customers and suppliers should be every Highmark employee’s goal. These relationships should be based on the cost and the quality of the products and/or services, rather than on our own personal relationships. In addition, Highmark employees shall not take unfair advantage of our customers and suppliers through manipulation, coercion, misrepresentation of information, or abuse of privileged information.

We are obligated to guard against any behavior including the personal receipt of gifts, meals or other gratuities that could be perceived as improperly intended to compromise a business decision. These rules apply to the products or services Highmark buys and to products that Highmark sells.

Highmark Code of Business Conduct

Gifts, Gratuities and Entertainment

We are discouraged from accepting or offering any gift or entertainment that is not incidental to a business relationship. As a general rule, gifts of a nominal nature may be an acceptable business practice. However, offering or accepting gifts or entertainment that is not incidental to a business relationship, or might be perceived to be, primarily intended to gain favor or to compromise a business decision, must be avoided.

Gift Guidelines for Government Business

We observe all anti-kickback laws and regulations. Under no circumstance should Highmark employees offer money, gifts, services, entertainment, or anything of value, directly or indirectly, to any government official or employee in connection with a government contract.

Highmark Code of Business Conduct

Our Obligations as a Medicare and Government Contractor

Guidelines for Medicare and Government Programs

A substantial portion of Highmark and its subsidiaries’ businesses relate to their roles as government contractors under the Medicare Part A and B contracts, Medicare Advantage (Part C) and Medicare Part D programs, the Federal Employee Program, the TRICARE Dental Program, and the Children’s Health Insurance Program (CHIP). In the course of your employment you may directly or indirectly perform services or work related to one or more of these contracts.

When the government is our customer, we must be cognizant of any additional requirements and obligations imposed by the government. It is Highmark’s policy to go beyond the minimum requirements for legal and regulatory compliance to avoid even the hint of any impropriety. In this regard, it is critical that every Highmark employee recognizes Highmark’s applicable legal and regulatory obligations and that these obligations apply not only to employees in the dedicated government units but to all employees who support these government programs and whose time or costs are charged to the Medicare or other government contracts.

All employees supporting the government programs have the same obligations to comply with the standards and policies set forth in the Highmark Code of Business Conduct. In addition, there are certain unique and stringent standards and obligations within the Medicare or other government programs to which we must strictly adhere in order to meet our obligations as a government contractor. In order to help Highmark meets its government contracting requirements, the “Guidelines for Medicare and Government Programs” is intended to supplement the Highmark’s Code of Business Conduct for employees who support any of the Highmark Medicare or government programs.

Highmark Code of Business Conduct

Dealing with Excluded or Ineligible Persons

Under its Medicare and government programs, Highmark is prohibited by law from contracting or doing business with any person or entity that is currently debarred, suspended, excluded, proposed for debarment or declared ineligible to perform work under any government contract or subcontract.

Highmark will not knowingly employ, with or without pay, an individual who has been convicted of a criminal offense involving government business, listed by a federal agency as suspended, debarred, excluded, or proposed for debarment or suspension, or otherwise excluded from federal program participation, for the purpose of fulfilling its obligations under the Medicare or other government contracts.

To comply with this requirement, Highmark makes reasonable inquiry into the status of all prospective employees and performs periodic screenings of its current employees against the Department of Health and Human Services (DHHS) Office of Inspector General’s sanction file and the General Services Administration Excluded Parties Listing System. Highmark will promptly investigate any employees or applicants identified on these sanction lists and take appropriate action to comply with governmental regulations.

Bidding on Government Contracts

When bidding on or negotiating federal contracts, Highmark is subject to specific legal requirements. The Federal Procurement Integrity Act dictates certain business conduct for companies seeking to obtain work from the Federal Government. During the bidding process, employees may not offer to discuss employment or business opportunities with agency procurement officials at the Company; offer or give gratuities or anything of value to any agency procurement official; or seek to obtain any confidential information about the selection criteria before the contract is awarded. This includes information submitted by other companies.

Highmark Code of Business Conduct

Also, the Truth in Negotiations Act requires Highmark to certify cost and pricing data submitted to the government as “current, accurate and complete.” It is Highmark’s policy to ensure that only accurate and complete information is provided to the government.

Purchasing and Procurement Compliance

As a government contractor, Highmark must adhere to a variety of government procurement laws and regulations. Highmark must follow certain procedures to help ensure that we are paying the most appropriate costs for goods and services. In addition, Highmark must make sure that its contracts to purchase goods and services for a Medicare or government contract do not present an actual, potential, or apparent conflict of interest. To comply with the government’s diverse and complex procurement rules, Highmark’s procurement policies must be followed for all procurement activities. Procurement activities also must often be conducted on a competitive basis based on such factors as functionality, cost, quality, and any other relevant business factors.

Highmark will not knowingly enter into a contract with an entity that has been convicted of a criminal offense involving government business, listed by a federal agency as suspended, debarred, excluded, or proposed for debarment or suspension, or otherwise excluded from federal program participation, for the purpose of fulfilling its obligations under the Medicare or other government contracts.

Making Statements and Representations to the Government

Government officials rely on the accuracy of verbal and written statements of Highmark and its employees. These “statements” can range from formal certifications to reports, to responses given during audits and even to conversations with government representatives. In every instance, it is the obligation of Highmark and all of its employees to provide accurate and complete statements to the government. It is a violation of the law and against Highmark policy for any employee to knowingly make a false or misleading statement to a government official.

Highmark Code of Business Conduct

Titles 31 and 18 of the United States Code establish financial and criminal penalties against any person or entity that knowingly makes a false claim for payment to the government or knowingly makes a false statement to the government.

These laws have been interpreted to mean that it is a potential violation of federal law if an employee makes little or no effort to validate the truth and accuracy of his or her statements, representations, or claims or otherwise acts in a reckless manner as to the truth even if the individual is unaware that the data or information is false; or deliberately avoids finding out whether the statements, representations, or claims are true or false. A violation of these federal laws can lead to severe civil and criminal penalties against the individual and the company, and can lead, among other things, to the penalty of sanction and debarment from doing business with the government.

Keeping Accurate Records

Company records include all documents and electronic media that record or reflect any activity or transaction by any employee of Highmark. These records are critically important in meeting our financial, legal, and contractual obligations, and therefore must always be prepared accurately and reliably.

Creating and maintaining company records must also meet specific regulatory requirements, including retention for specified time periods. No payment on behalf of the company may be approved or made with the intention or understanding that any part of the payment or receipt is to be used for an unsupported purpose. Failure to maintain accurate books and records may expose the company to significant fines, civil and criminal penalties.

It is a criminal offense to destroy records that are subject to a subpoena or government investigation. Therefore, records must not be destroyed before the prescribed retention period has expired or if litigation or a government investigation is pending.

Allocating Appropriate Costs to Medicare and Government Contracts

A cost that is a legitimate business expenditure for the company may not be appropriate as a charge under the Medicare or other government contracts. Certain costs are known as “unallowable costs” for purposes of government contracts. Under Medicare and other government

Highmark Code of Business Conduct

contracts, the company must certify that our cost submission does not contain any unallowable costs. Therefore, we must charge all direct and indirect costs accurately to the appropriate contracts in accordance with the guidelines specified under the respective government program. Inflating time reporting, individual or department workload statistics are strictly prohibited as these statistics are often used as the basis to determine the cost allocation.

Accepting or Offering Kickbacks and Gifts

Highmark employees must avoid offering or accepting any kickbacks, gifts, entertainment, gratuities, or anything of value from suppliers, consultants, or government officials in exchange for an unfair competitive advantage under Medicare or other government contracts. It is a violation of the federal Anti-Kickback Act to offer or accept “remuneration” (anything of value) in exchange, directly or indirectly, for the referral of federally funded health care business, unless it falls within certain “safe harbors” specified under federal laws. Because these laws and the accompanying safe harbor provisions are complex, you should refer any questions or concerns regarding a specific transaction to the Law Department.

Local, state, and federal government agencies have strict rules describing if and when their employees can, or cannot, accept entertainment, meals, transportation, gifts and other things of value from companies or people they regulate or with whom they do business. Some government personnel are permitted to accept items of nominal value such as advertising or promotional items, while other agencies prohibit their employees from accepting anything of value.

To avoid confusion, Highmark employees are not permitted to give, or offer to give, to government employees any item, service, entertainment, meal, gift, or transportation, regardless of value. Similarly, Highmark employees shall not make loans, guarantee loans, or make payments to or on behalf of any local, state, or federal government employees.

If you have any questions about this issue, please contact the Integrity Office.

Highmark Code of Business Conduct

Hiring Former and Current Government Employees

The federal government regulates the employment activities of current and former government employees in order to restrict a company from gaining an unfair competitive advantage by hiring a current or former government employee. The terms of these restrictions vary according to the employment status and function of the government employee, and what the employee’s role will be in Highmark Medicare or another government program. These restrictions can last from one year to a lifetime.

It is Highmark’s policy to comply with all laws concerning the recruitment and employment of former and current government employees, either as employees or consultants. Before entering into employment discussions or negotiations with former or current federal, state or local government employees, legislators, or members of their immediate families, whether initiated by you or them, seek approval from Highmark Human Resources with concurrence of the Law Department.

Highmark Code of Business Conduct

Treatment of Fellow Employees

One of the guiding principles of our company is to provide equal employment to qualified individuals regardless of their race, age, sex, religion, national origin, ancestry, creed, sexual orientation, mental or physical disability, veterans status, or any other status or condition protected by law. Differences in backgrounds that each individual brings to Highmark are to be respected, as it is those differences that bring value and diversity to the company. We are expected to treat all those we encounter with professional respect and courtesy, regardless of their position, age, race, sex, disability or other differences and we should expect the same level of respect in return whether they are our co-workers, customers, or suppliers.

Diversity

We are committed to diversity and endeavor to make everyone feel welcome at Highmark. We respect the unique attributes of each employee and recognize and embrace the many diverse perspectives and ideas that each brings to the workplace.

Equal Employment Opportunity

Current and prospective employees can be assured that our work environment promotes fairness and equal opportunity in the employment process. Equal opportunity is provided in all aspects of the employment relationship, including recruitment, hiring, work assignment, promotion, transfer, termination, wage and salary administration, and selection for training.

Employees/Applicants with Disabilities

Our company provides a work environment that helps prevent discrimination against qualified individuals with disabilities with respect to any offer, condition, or privilege of employment. Applicants and employees are assured that all information regarding a disability will be kept confidential.

Highmark Code of Business Conduct

Harassment-Free work Environment

All Highmark employees and visitors must be treated with professional respect and courtesy. Harassment, which may be of a sexual, physical, written, or verbal nature, will not be tolerated from employees, management personnel, co-workers, customers, outside business invitees, or visitors.

Safe and Healthy Work Environment

We have the right to a safe and healthy work environment, free of drugs, alcohol, and workplace violence. Highmark will not tolerate actions or threats by anyone that disrupt business or place customers, employees, suppliers, or visitors at risk of harm.

Workplace safety also extends to our physical work environment. It is, therefore, important that you identify and report any condition that could create a physical hazard in your area.

Highmark Code of Business Conduct

The Company’s Integrity Program Structure

Corporate Compliance Officer and Integrity Office

The Highmark Integrity Process and the Compliance Program are part of the stringent corporate governance guidelines intended to demonstrate the company’s commitment to the highest standards of ethics and compliance.

The Executive Committee of the Board of Directors elects the Highmark Corporate Compliance Officer. In addition, the Audit Committee of the Highmark Board of Directors and the Corporate Compliance Committee, comprised of senior management and the President and Chief Executive Officer, provide guidance and oversight to the Corporate Compliance Officer. The Integrity Office, under the direction of the Corporate Compliance Officer, has overall responsibility for administering the Highmark Integrity Process, including the Code of Business Conduct.

To ensure a high degree of autonomy for the Integrity Process, the Corporate Compliance Officer reports directly to the Highmark President and Chief Executive Officer, and the Board of Directors.

The Integrity Process Is a Shared Responsibility

The Integrity Process is about people working together. It integrates our personal values and judgment with the company’s tradition, commitment and leadership along with compliance with laws and regulations to ensure that we conduct ourselves in an ethical manner.

Employees – In carrying out our day-to-day business activities, we need to be sensitive to situations that could lead us or others to violate the Code of Business Conduct or other Highmark policies. In addition, as employees we have an obligation to report violations of policy, illegal, or unethical behavior to management, the Integrity Office, or to another appropriate resource.

Management – Management must strive to encourage open communication about ethical and compliance issues that may arise. A vital component of this responsibility is to communicate regularly

Highmark Code of Business Conduct

with each person on your team and to actively promote Highmark values and ethical standards so that all of your employees understand how the Code of Business Conduct and the Integrity Process help them to do the right thing.

Integrity Office –The Corporate Compliance Officer and the Integrity Office staff are available to offer you guidance and support towards Highmark’s commitment to doing the right thing.

Personal Obligation to Report

It is important to remember that the designation of a Corporate Compliance Officer and Integrity Office in no way diminishes your individual responsibility to comply with laws and regulations, the Integrity Process, Code of Business Conduct, and related policies and procedures.

In addition, corporate attorneys shall report evidence of a material violation of law or breach of fiduciary duty or similar violation by Highmark, its agent, or any controlled affiliate, to the General Counsel, or the Chief Executive Officer. If the counsel or officer does not appropriately respond to the evidence, the attorney should report the evidence to the Audit Committee of the Board of Directors.

Disciplinary or corrective action in response to substantiated allegations is an integral part of the Highmark Integrity Process. Knowledge of a possible violation of a law that is not reported may result in disciplinary action.

Protection from Retaliation

Highmark’s policy is to provide a reprisal-free environment that encourages employees to raise ethical or legal concerns without the fear of retaliation for reports that are made in good faith. Retaliation is prohibited against those who, in good faith, report wrongdoing to management or to the Integrity Office.

Disciplinary Action

Failure to comply with the Code of Business Conduct and Highmark’s policies could result in disciplinary action, up to and including termination. The severity of the discipline depends on the nature of the violation.

Highmark Code of Business Conduct

Resource Guide and Reporting Concerns

Reporting Method – ECCA

Any associate who believes he/she has witnessed a violation of this policy is required to make a complaint as soon as possible after the occurrence. All associates are expected to cooperate fully with and assist the Company in any investigation. The complaint procedure to follow is:

•        Report the incident to your Manager. If, however, you do not believe a discussion with such individual is appropriate, you may proceed directly to the next step.

•        If the matter is not resolved after the discussion with your Manager, or if you feel discussion with such individual is inappropriate, report the incident to the next level of Management or contact the Vice President, Human Resources at 11103 West Avenue, San Antonio, Texas or call (210) 524-6704.

•        If, for any reason, you feel unable to follow the above steps, call the Associate Help Line at 1-888-795-3222.

Contacting the Integrity Office

Alternatively, associates may contact the Highmark Integrity Office. When associates have concerns with ethical or compliance issues they are not comfortable addressing at their local source they are encouraged to contact the Highmark Integrity Office for further assistance. For your convenience you may use the toll-free number or confidential Post Office Box to report your concerns and you may remain anonymous.

•        Write to:   Integrity Office

       P.O. Box 150

       Enola, PA 17025

•        Call the 24 hour hot Line at

1-800-985-1056

Every attempt will be made to maintain confidentiality, but if law enforcement is involved, confidentiality may not be guaranteed.

Highmark Code of Business Conduct

At both ECCA and at Highmark, associates are encouraged to use the hotline numbers and re-contact the appropriate personnel, referencing the matter they have reported in order to receive status updates on the matter or to provide additional information. Our mutual policy is to provide a reprisal-free environment that encourages employees to raise ethical or legal concerns without the fear of retaliation for reports that are made in good faith.

Key Points In Making Our Process Work

•        Remember that integrity and ethics are very important in today’s competitive marketplace- they make good business sense.

•        We must comply with laws and regulations, and ECCA, along with Highmark, chooses to uphold its long standing tradition of an ethical business culture.

•        Management is responsible for creating a culture that includes ethics as a vital part of our business.

•        ECCA Team Members are responsible to management to make the integrity Program work.

•        We must all be accountable, regardless of position or status, for complying with the Code, ECCA and Highmark’s policies and the law.

Highmark is a registered mark of Highmark Inc.

© 2007 Highmark Inc. All rights reserved.

ECCA version 11/07